Exhibit 99.3

LETTER OF TRANSMITTAL

Exchange of Company Common Stock for SMMC Common Stock and/or Cash

IMPORTANT - PLEASE READ THE FOLLOWING
AND THE INSTRUCTIONS CAREFULLY BEFORE SIGNING

THIS LETTER OF TRANSMITTAL

Ladies and Gentlemen:

This letter of transmittal (this “Letter of Transmittal”) is being delivered in connection with the merger (the “Merger”) of BT Merger Sub I, Inc. (“First Merger Sub”), a Delaware corporation and a wholly owned subsidiary of South Mountain Merger Corp., a Delaware corporation (“SMMC”), with and into Factor Systems, Inc. (d/b/a Billtrust), a Delaware corporation (the “Company”), with the Company surviving the Merger. Pursuant to the Business Combination Agreement, dated as of October 18, 2020, by and among SMMC, First Merger Sub, BT Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”) and the Company (as may be amended from time to time, the “Business Combination Agreement”), the undersigned hereby surrenders the shares of Company Common Stock listed in Box B of this Letter of Transmittal (for the avoidance of doubt, which surrendered number of shares of Company Common Stock shall include any shares of Company Common Stock that are issued in connection with the Company Preferred Stock Conversion pursuant to Section 3.01 of the Business Combination Agreement and in accordance with the Merger Payment Schedule (as defined below)) and, to the extent such shares (or shares of Company Preferred Stock converted into such shares, as applicable) are certificated, the certificate(s) either delivered by the Company pursuant to the completed Form of Election delivered by the undersigned to the Company representing such shares to be cancelled or, if you have not completed a Form of Election, delivered herewith, in either case, for the purpose of receiving, as, if, and when payable pursuant to ARTICLE III of the Business Combination Agreement, (i) the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable, and (ii) solely in respect of Company Shares with respect to which such holder makes a Stock Election, the contingent right to receive a number of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.07 and Annex I of the Business Combination Agreement, in exchange therefor, in accordance with and subject to the terms of the Business Combination Agreement. Capitalized terms used and not defined in this Letter of Transmittal have the respective meanings ascribed to them in the Business Combination Agreement. A copy of the Business Combination Agreement is enclosed with this Letter of Transmittal. No payment shall be made with respect to any shares of Company Common Stock represented by a certificate(s) (including, with respect to Company Common Stock resulting from the Company Preferred Stock Conversion, a certificate(s) representing such shares of the underlying Company Preferred Stock) until (a) the surrender of such certificate(s) for exchange or the completion, execution and delivery of an affidavit of loss and agreement of indemnification in a form satisfactory to SMMC and the Exchange Agent (as defined below) or, with respect to any shares of Company Common Stock recorded in book-entry form which were issued in connection with the Company Preferred Stock Conversion, a confirmation of cancelation of such shares in book-entry from [●] (the “Transfer Agent”), and (b) your delivery of a duly completed and validly executed Letter of Transmittal in accordance with the Business Combination Agreement.

You hereby (i) surrender or, if you have completed a Form of Election, instruct the Company to surrender to the Exchange Agent, for the benefit of SMMC, the above-described certificate(s) representing shares of Company Common Stock (or Company Preferred Stock, as applicable) held in your name in exchange for (a) the Per Share Stock Consideration and/or the Per Share Cash Consideration and (b) solely in respect of Company Shares with respect to which such holder makes a Stock Election, the contingent right to receive a number of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.07 and Annex I of the Business Combination Agreement, into which such shares have been converted, in accordance with and subject to the terms of the Business Combination Agreement and (ii) authorize and direct the Transfer Agent to cancel any such certificate(s) (or any shares in book-entry form, as applicable). You hereby acknowledge and agree that, in the event that the Closing does not occur, you will not be entitled to receive any Per Share Stock Consideration, Per Share Cash Consideration or Earnout Shares, as applicable, and any certificate(s) or any shares in book-entry form, in each case, representing shares of Company Common Stock (or Company Preferred Stock, as applicable) you authorized to be cancelled by the Transfer Agent pursuant the Letter of Transmittal shall not be cancelled, and shall in the case of any such certificate(s), be returned to you.

You hereby irrevocably constitute and appoint Continental Stock Transfer and Trust Company (the “Exchange Agent”) as your true and lawful agent and attorney-in-fact with respect to the shares of Company Common Stock (including any shares of Company Common Stock that are issued in connection with the Company Preferred Stock Conversion) and Company Preferred Stock listed in Box B of this Letter of Transmittal, with full power of substitution, among other things, to cause such Company Common Stock or Company Preferred Stock to be assigned, transferred and exchanged.

You hereby represent and warrant that you have full power and authority to execute and deliver this Letter of Transmittal. You hereby represent and warrant that you are the registered owner of the shares of Company Common Stock (with respect to any shares of Company Common Stock that are issued in connection with the Company Preferred Stock Conversion, as of and at all times following the time of such Conversion through the Effective Time) and Company Preferred Stock listed in Box B of this Letter of Transmittal, or the certificate(s) representing such shares have been endorsed to you in blank, or you are a participant in DTC whose name appears on a security position listing as the owner of such shares. You hereby represent and warrant that you have full power and authority to submit, sell, assign and transfer the shares of Company Common Stock (with respect to any shares of Company Common Stock that are issued in connection with the Company Preferred Stock Conversion, as of and at all times following the time of such Conversion through the Effective Time) and Company Preferred Stock listed in Box B of this Letter of Transmittal and that you, immediately prior to the Effective Time, had good and unencumbered title thereto, free and clear of all Liens, restrictions, charges and encumbrances and not subject to any adverse claims. You will, upon request, execute and deliver any additional documents reasonably requested by SMMC or the Exchange Agent.

You hereby represent and warrant that (a) you have had the opportunity to receive, read and understand the Business Combination Agreement and (b) you have been given adequate opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents.

You hereby acknowledge that under U.S. federal income tax law, you may be subject to backup withholding tax on any cash paid to you in connection with the Merger, and that failure to provide a properly completed and signed Internal Revenue Service (“IRS”) Form W-9 or the appropriate version of IRS Form W-8, as applicable, may result in backup withholding on any applicable merger consideration payments made to you. You should consult your own tax advisor to determine whether you are exempt from these backup withholding tax requirements and to determine the proper form to be used to avoid backup withholding tax.

You hereby acknowledge that SMMC, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and/or the Exchange Agent may withhold certain amounts from any amounts otherwise deliverable or payable to you under the Business Combination Agreement that may be required to be withheld under applicable Tax Laws or other Laws, and that such withheld amounts shall be treated for all purposes under the Business Combination Agreement and this Letter of Transmittal as paid to the person(s) in respect of which such withholding was made.

You hereby represent and warrant that the mailing address, wire transfer information or information provided for special payment/delivery, as applicable, set forth in this Letter of Transmittal is true, correct and complete and notwithstanding any limitations in the Business Combination Agreement you hereby agree to indemnify and hold harmless SMMC, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, and their respective affiliates, agents and representatives from any claims by any person, including you, as to the delivery to such mailing address or bank account or pursuant to such special payment/delivery instructions, as applicable, of any amounts to be paid to you, or on your behalf, in respect of your shares of Company Common Stock (after giving effect to the Company Preferred Stock Conversion). It is your obligation to notify the Exchange Agent of any change to the address, wire instructions or special payment/delivery instructions set forth herein.

You hereby acknowledge that you understand that surrender is not made in acceptable form until receipt by the Exchange Agent of this Letter of Transmittal, duly completed and signed, together with all accompanying evidences of authority in form satisfactory to SMMC and any other required documents, including evidence of the cancellation by the Transfer Agent of any certificate(s) or book-entries, in each case, evidencing your ownership in the Company Common Stock (or Company Preferred Stock, as applicable). You hereby agree that delivery of such certificate(s) will be effected, and the risk of loss and title to such certificate(s) will pass only upon proper delivery thereof to, and receipt by, the Exchange Agent of such certificate(s) sent to the Exchange Agent herewith or by the Company in accordance with the instructions set forth in the Form of Election delivered to you in accordance with Section 3.02 of the Business Combination Agreement, as applicable. All questions as to validity, form and eligibility of any surrender of certificate(s) hereunder will be made by the reasonable determination of SMMC (which may delegate power in whole or in part to the Exchange Agent), which reasonable determination shall be final and binding on all parties. The Exchange Agent shall take reasonable action to inform you of any defects that it is unwilling to waive and may, but shall not be required to, take reasonable action to assist you to correct any such defects. You hereby covenant and agree that upon request, you will execute, complete and deliver any additional documents reasonably deemed by the Exchange Agent to be necessary to complete the proper surrender of your shares of Company Common Stock (after giving effect to the Company Preferred Stock Conversion) in accordance with the terms and conditions of the Business Combination Agreement and this Letter of Transmittal.

If there is a conflict between any provision of this Letter of Transmittal and a provision in the Business Combination Agreement, each of this Letter of Transmittal and the Business Combination Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of the Business Combination Agreement shall control unless specifically provided otherwise.

You hereby acknowledge and agree that (a) each of SMMC, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity can rely on the Merger Payment Schedule to be delivered to SMMC by the Company in accordance with Section 3.03(j) of the Business Combination Agreement (the “Merger Payment Schedule”) as setting forth a true and complete allocation of the Per Share Stock Consideration and the Per Share Cash Consideration and shall have no liability for any errors or omissions therein, (b) you irrevocably waive and release and covenant not to sue SMMC, the Company and their respective Affiliates from any and all liabilities arising from or related to the allocation of the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable, and any other amounts payable to you pursuant to the Business Combination Agreement and (c) in the event of a conflict between any provision of this Letter of Transmittal and the Merger Payment Schedule, the Merger Payment Schedule shall control. You hereby acknowledge that you shall not have the right to view any information set forth in the Merger Payment Schedule with respect to any other person or entity.

Effective from and after the Effective Time and in consideration of the right to receive Per Share Stock Consideration, Per Share Cash Consideration or Earnout Shares, as applicable, in each case, in accordance with the Business Combination Agreement, you, on behalf of yourself and your past, present or future heirs, executors, administrators, predecessors-in-interest, successors, permitted assigns, equityholders, general or limited partners, Affiliates and Representatives (including, in each case, their past, present or future officers and directors) (each, a “Releasing Party”), hereby knowingly, voluntarily, irrevocably, unconditionally and forever acquit, release and discharge, and covenant not to sue SMMC, First Merger Sub, Second Merger Sub, the Surviving Corporation, the Surviving Entity, their respective predecessors, successors, parents, subsidiaries and other Affiliates and their respective past, present or future owners, managers, members, general or limited partners, shareholders, fiduciaries (in their official and individual capacities), and Representatives (in their capacities as such) (each, a “Released Party” and, collectively, the “Released Parties”), from any and all liabilities, penalties, fines, judgments (at equity or at law, including statutory and common) and other losses (including damages, asserted or unasserted, express or implied, foreseen or unforeseen, suspected or unsuspected, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever), in each case arising from any matter, cause or event occurring from the beginning of time to the Effective Time that a Releasing Party presently has, has ever had, or may hereafter have, in each case, to the extent arising out of his/her/its ownership of securities (including equity or debt securities or options to acquire equity securities) in the Company; provided, that nothing contained herein shall limit (a) rights to indemnification or to advancement or reimbursement of expenses to which the Releasing Party may be entitled in his/her/its capacity as a current or former officer or director of the Company in accordance with Section 7.06 of the Business Combination Agreement, or (b) in the case of any Releasing Party who is an employee of the Company: (i) any rights with respect to compensation payable, accrued vacation and/or accrued bonuses earned prior to the Effective Time in the ordinary course of business and the reimbursement of reasonable business related expenses incurred prior to the Effective Time in the ordinary course of employment, in each case, which are reimbursable under the expense reimbursement policies of the Company and any agreement with the Company relating to employment or pursuant to which the Company is or may become obligated to make any retention, severance, termination, or similar payment; or (ii) any rights under any retirement or health and welfare benefit plan of the Company. Effective from and after the Effective Time and contingent upon completion of the Merger, you further waive any rights under Section 1542 of the Civil Code of the State of California or any similar statute, to the extent applicable to the release set forth above. Section 1542 of the Civil Code of the State of California states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.” This paragraph is for the benefit of the Released Parties and shall be enforceable by any of them directly against the Releasing Parties.

You hereby represent that you have not made any assignment or transfer of any claim or other matter covered by the two preceding paragraphs and have not filed any Action of any kind against any Released Party relating to any matter covered by the two preceding paragraphs, and you hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any Action of any kind against any Released Party, based upon any matter released hereby. You hereby acknowledge and intend that this release shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied, and expressly consent that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (a) relating to any claims hereinabove mentioned or implied or (b) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, your death or incapacity. All your obligations hereunder shall be binding upon your heirs, estates, executors, administrators, personal representatives, successors and permitted assigns. Nothing herein is intended to or will confer any rights or remedies on any person other than you or the parties to the Business Combination Agreement; provided, however, that, the provisions hereof applicable to the Exchange Agent are intended, and shall be, for the benefit of the Exchange Agent as a third party beneficiary.

By delivery of this Letter of Transmittal, you hereby forever waive, to the fullest extent permitted by Law, any and all dissenter’s appraisal or similar rights under the DGCL and any other applicable Laws with respect to the shares of Company Common Stock (after giving effect to the Company Preferred Stock Conversion) surrendered hereunder.

This Letter of Transmittal, and all claims or causes of action based upon, arising out of, or related to this Letter of Transmittal or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

With respect to the delivery of shares of common stock (“Company Common Stock”) of

Factor Systems, Inc. (d/b/a Billtrust) (the “Company”)

pursuant to the Business Combination Agreement (the “Business Combination Agreement”)

by and among

South Mountain Merger Corp., BT Merger Sub I, Inc., BT Merger Sub II, LLC and the Company

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ
CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED

NOTE: SIGNATURES MUST BE PROVIDED BELOW

All registered holders of Company Common Stock (after giving effect to the Company Preferred Stock Conversion) as of immediately prior to the Effective Time of the Merger contemplated by the Business Combination Agreement must complete Boxes A and B and sign on this page 5.

Please also read the “General Instructions” on page 7.

BOX A – Signature of Registered Holder(s) to Letter of Transmittal	BOX B – Certificate(s), or any shares in book-entry form, as applicable, to be cancelled
(Must be signed by all registered shareholders; include legal capacity if signing on behalf of an entity)	Share Certificate Number(s) (Attach additional signed list, if necessary)	Class, Series and Number of shares of Company Common Stock or Company Preferred Stock Represented by Each Share Certificate

Signature(s)

Print Name Here (and capacity, if the registered holder is an entity)

Telephone Number	Total shares of Company Common Stock to be cancelled (after giving effect to the Company Preferred Stock Conversion):

☐ Lost Certificates. I have lost my certificate(s) for __________ shares of Company Common Stock and/or __________ shares of Company Preferred Stock and require assistance in replacing such shares.

BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the check and/or stock is to be issued in the name(s) of (or wire transfer made to account of) someone other than the registered holder(s) in Box A. ISSUE TO:	To be completed ONLY if the check and/or stock is to be delivered to an address other than that listed in Box E. MAIL TO:

Name	Name
Street Address	Street Address
City, State and Zip Code	City, State and Zip Code

Please remember to complete and sign the enclosed IRS Form W-9 or, if applicable, a Form W-8BEN or other Form W-8 (see instructions below).

BOX E – Name and Address of Registered Holder(s)	BOX F – Medallion Guarantee
Please confirm that your address below is correct or mark any corrections
If (and only if) you have completed  Box C, or all registered holders are not listed on the bank account provided in Box G (if you elected a wire payment) your signature must be
Medallion Guaranteed by an eligible financial institution.

☐ indicates permanent address change	Note: A notarization by a notary public is not acceptable

BOX G – Optional Bank Wire Instructions

NOTE: This wire request is optional. If you choose to receive a wire payment, a $50 wire fee will be deducted from your payment. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box F. If you complete Box G and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

*ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Bank Account Number
For Further Credit To Name
For Further Credit To Account Number
SWIFT Code (if applicable/foreign)
IBAN (if applicable/foreign)

By completion of Box G, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing Continental Stock Transfer and Trust Company as Exchange Agent to make payment of the Per Share Stock Consideration and/or the Per Share Cash Consideration represented by this Letter of Transmittal to the bank account listed above.

*The ABA Routing Number for “incoming FED WIRES” is sometimes different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please always check with your bank to obtain the correct ABA Routing Number and wire instructions.

Continental Stock Transfer and Trust Company, as Exchange Agent, will use the payment provided in Box C “New Registration Instructions” and/or Box G “Optional Wire Instructions” for any future payments that may become payable under the Business Combination Agreement unless a new Letter of Transmittal is completed to update such payment instructions. You may also be asked to verbally confirm your wire instructions by Continental Stock Transfer & Trust Co.

General Instructions

Please read this information carefully.

•	BOX A – Signatures: All registered holders must sign as indicated in Box A. If you are signing on behalf of a registered holder or entity your signature must include your legal capacity.
•	BOX B – Certificate Detail: List all certificate numbers and shares of Company Common Stock or Company Preferred Stock submitted in Box B. If your certificate(s) are lost, please check the appropriate box below Box A, complete the Letter of Transmittal and return the Letter of Transmittal to Continental Stock Transfer & Trust Co. You will be contacted if a fee and/or additional documents are required to replace lost stock certificate(s). You do not need to sign the back of your stock certificate. Originals are required for valid presentment.
•	BOX C – New Registration: Provide the new registration instructions (name and address) in Box C if your payment (of stock and/or cash) is to be made to anyone other than the registered holder of your shares of Company Common Stock (after giving effect to the Company Preferred Stock Conversion). Signature must be that of the new registration indicated. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If your payment (of stock and/or cash) is to be made to anyone other than the registered holder of your shares of Company Common Stock (after giving effect to the Company Preferred Stock Conversion) and this transaction results in proceeds at or above $14,000,000 in value to such party, please contact Continental Stock Transfer & Trust Co at the number listed below. Continental Stock Transfer & Trust Co will make all future payments (if any) to this new registration unless the payment instructions are updated by the new registered holder prior to any additional payment.
•	BOX D – One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction, and your address in Box E will be used for any future payments and communications.
•	BOX E – Current Name and Address of Registered Holder: Please confirm that the address here is the address that should be used for all future communications and payments. If your permanent address should be changed on Continental Stock Transfer & Trust Co records, please make the necessary changes in Box E. If your permanent address should change in the future, please notify Continental Stock Transfer & Trust Co at the number listed below.
•	BOX F – Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.
•	BOX G – Wire Instructions: To elect a bank wire transfer please complete Box G in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.
•	Important Tax Information: Under current U.S. federal income tax laws, Continental Stock Transfer & Trust Co (as payer) may be required under the backup withholding rules to withhold a portion of the amount of any payments made to certain holders (or other payees) pursuant to the Merger. In order to avoid such backup withholding, if the person receiving payment for the shares is a United States person (for U.S. federal income tax purposes), such payee must timely complete and sign the enclosed Internal Revenue Service (“IRS”) Form W-9 to certify the payee’s correct taxpayer identification number (“TIN”) and to certify that such payee is not subject to such backup withholding, or must otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders or other payees (including, among others, corporations and tax-exempt organizations) are not subject to these backup withholding and reporting requirements. Exempt payees should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the Exchange Agent. A holder or other payee who is a foreign individual or a foreign entity should complete, sign, and submit to Continental Stock Transfer & Trust Co the appropriate IRS Form W-8 (instead of an IRS Form W-9), signed under penalties of perjury, attesting to such person’s exempt status. Holders and other payees are urged to consult their own tax advisors to determine whether they are exempt from or otherwise not subject to backup withholding. The appropriate IRS Form W-8 may be obtained from the Exchange Agent or from the IRS. Additional copies of IRS Form W-9 are available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at www.irs.gov.

If a stockholder or payee is a citizen or individual resident of the United States, the TIN is generally his or her social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the IRS and/or payments made with respect to shares exchanged pursuant to the Merger may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 attached hereto for additional information.

If backup withholding applies, Continental Stock Transfer & Trust Co is required to withhold on any payments made to the holder or other payee. Backup withholding is not an additional tax. A holder or payee subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, such holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.
•	Returning Certificate(s): Return this Letter of Transmittal to Continental Stock Transfer & Trust Co at the address below. Return the certificate(s) to be exchanged for the Per Share Stock Consideration and/or the Per Share Cash Consideration, as applicable, (A) if you have completed a Form of Election, in accordance with the instructions set forth in the Form of Election delivered to you in accordance with Section 3.02 of the Business Combination Agreement or (B) if you have not completed a Form of Election, to Continental Stock Transfer & Trust Co at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares of Company Common Stock (after giving effect to the Company Preferred Stock Conversion).

By Mail to

Continental Stock Transfer & Trust Co.

1 State Street - 30th Floor

New York, NY 10004-1561

Attention: Corporate Actions

For inquiries call: 917-262-2378 or email at reorg+factor@continentalstock.com